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                                                                    EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the Bank Mutual Corporation 2001 Stock Incentive Plan of our report dated January 29, 2001, with respect to the consolidated financial statements of Bank Mutual Corporation and subsidiaries, included in Bank Mutual's annual report on Form 10-K for the year ended December 31, 2000, and of our report dated January 22, 1999 with respect to the consolidated financial statements of First Northern, included in Bank Mutual's report on Form 8-K dated November 1, 2000, filed with the Securities and Exchange Commission.

                                                     /s/ ERNST & YOUNG LLP

May 8, 2001
Milwaukee, Wisconsin